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                                                                      EXHIBIT 8

                                August 30, 1994


                 Re:     Lehman Brothers Holdings Inc.
                         AMEX Hong Kong 30 Index Call Warrants

Lehman Brothers Holdings Inc.
3 World Financial Center
New York, New York  10285

Dear Sirs:

         We have acted as special counsel to Lehman Brothers Holdings Inc. (the "Company"), in connection with the issuance by the Company of 1,000,000 AMEX Hong Kong 30 Index Call Warrants Expiring February 26, 1994 (the "Warrants").

         We are of the opinion that the description of certain United States federal income tax consequences appearing under the heading "Certain United States Federal Income Tax Considerations" in the prospectus supplement relating to the Warrants dated August 23, 1994 (the "Prospectus Supplement") is accurate in all material respects.

         We hereby consent to the filing of this letter as an exhibit to the 8-K filed with respect to the Warrants and to the use of our name in the section entitled "Certain United States Federal Income Tax Considerations" in the Prospectus Supplement.

         We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States.

                                        Very truly yours,

                                        SIMPSON THACHER &
                                        BARTLETT